Exhibit 10.1
RETENTION AGREEMENT
     THIS RETENTION AGREEMENT (“Agreement”) is made by and between Anadarko Petroleum Corporation, a Delaware corporation (the “Company”), and Charles A. Meloy (the “Executive”), as of August 10, 2006.
     WHEREAS, the Company and Kerr McGee Corporation (“KMG”), the current employer of the Executive, shall consummate a transaction after which KMG shall be wholly owned by the Company (the “Transaction”);
W I T N E S S E T H:
     WHEREAS, after the Transaction, the Company wishes to retain the Executive as an executive of the Company, and the Executive wishes to be retained;
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive agree as follows:
ARTICLE 1
EMPLOYMENT AND DUTIES
     1.1 Employment; Effective Date. The Company agrees to employ the Executive and the Executive agrees to be employed by the Company, beginning as of August 10, 2006 (the “Effective Date”).
     1.2 Position. Effective as of the Effective Date, the Company shall cause the Executive to be appointed as Senior Vice President, Gulf of Mexico and International Operations, of the Company.
     1.3 Duties and Services. The Executive agrees to serve in the position referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such office. The Executive shall report to the Chief Executive Officer of the Company (“CEO”) or such other senior officer that reports to the CEO as is designated by the CEO.
ARTICLE 2
TERM AND TERMINATION OF EMPLOYMENT
     2.1 Term. The Company agrees to employ the Executive for the period beginning on the Effective Date. The Executive’s employment shall be “at-will” and may be terminated by the Executive or the Company at any time, provided that termination is in compliance with paragraph 2.2.
     2.2 Notice of Termination. If the either party desires to terminate the Executive’s employment, it or he shall do so by giving written notice to the other party that it or he has elected to terminate the Executive’s employment and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of Articles 4 and 5 hereof.

ARTICLE 3
COMPENSATION AND BENEFITS
     3.1 Base Salary. During his employment hereunder, the Executive shall receive a base salary and be eligible for bonuses at the discretion of the Compensation Committee of the Board (the “Compensation Committee”). The Executive shall be eligible for the same plans as similarly situated executives provided that the Executive meets each plan’s respective eligibility requirements.
     3.2 Retention Bonus. Except as provided herein and provided that the Executive remains employed with the Company on each of the 1st and 2nd anniversaries of the Effective Date, the Executive shall receive on each such anniversary a cash payment of $575,000 within 10 days of each such anniversary.
     3.3 Restricted Stock Award. On the Effective Date, the Company shall grant the Executive a restricted stock award of 25,000 shares of the Company’s common stock (the “Initial Grant”) from the Company’s Stock Incentive Plan (“SIP”). This Initial Grant is subject to the terms, conditions, and provisions of the SIP and Initial Grant agreement. Except as provided herein, and provided that the Executive remains employed with the Company on each of the 1st and 2nd anniversaries of the Effective Date, the forfeiture restrictions on 50% of the Initial Grant will lapse on each anniversary date.
     3.4 Special Pension Credit.
     (i) If the Executive remains employed by the Company or its affiliates at least until the third anniversary of the Effective Date, the Executive shall be entitled to a special pension benefit from the Company, such that the aggregate benefits under the qualified defined benefit pension plan and the applicable restoration plan and any successors thereto in which the Executive participates (the “Pension Plans”), plus the special benefits under this paragraph 3.4(i), are equal to the aggregate benefits to which he would have been entitled under the Pension Plans if his years of service with the Company and his age were increased by five.
     (ii) If the Executive’s employment terminates by reason of the Executive’s death or Disability, or if the Company terminates the Executive without Cause prior to the third anniversary of the Effective Date, the Executive shall be entitled to a special pension benefit from the Company, such that the aggregate benefits under the Pension Plans, plus the special benefits under this paragraph 3.4(ii) are equal to the aggregate benefits to which he would have been entitled under the Pension Plans if his years of service and age were increased by the number that is the difference between 52 and his age on the date of termination. If the Executive’s employment is terminated without Cause in connection with a Change of Control, as defined in the form Key Employee Change of Control Contract (the “Change of Control Contract”) prior to the third anniversary of the Effective Date, the Executive shall not be entitled to any pension enhancement provided under the Change of Control Contract and shall only be entitled to the age and service credit under this paragraph 3.4(ii).

     (iii) The special pension benefit payable under this paragraph 3.4 shall be paid at the same time or times as the Executive’s benefits under the Pension Plans.
     (iv) For purposes of this Agreement, Disability shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
     (v) For purposes of this Agreement, termination for “Cause,” shall mean (A) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the CEO which specifically identifies the manner in which the Board or the CEO believes that the Executive has not substantially performed the Executive’s duties; or (B) the willful engaging by the Executive in illegal or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the CEO or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
ARTICLE 4
PROTECTION OF INFORMATION
     4.1 Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company, its predecessors, or any of its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (referred to herein as “Confidential Information”). Following the termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this paragraph 4.1 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. Also, within 5 days after the termination of Executive’s employment for any reason, the Executive shall return to Company all documents and other tangible items containing Company information which are in the Executive’s possession, custody or control.

     4.2 Remedies. The Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by the Executive, and the Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from the Executive and his agents involved in such breach and remedies available to the Company pursuant to this and other agreements with the Executive.
ARTICLE 5
NONSOLICITATION
     5.1 In General. As part of the consideration for the compensation and benefits to be paid to the Executive hereunder; to protect the trade secrets and confidential information of the Company and its affiliates that have been and will in the future be disclosed or entrusted to the Executive, the business good will of the Company and its affiliates that has been and will in the future be developed in the Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to the Executive by the Company and its affiliates; and as an additional incentive for the Company to enter into this Agreement, the Company and the Executive agree to the nonsolicitation obligations hereunder.
     5.2 Nonsolicitation. The Executive shall not, directly or indirectly for the Executive or for others, in any geographic area or market where the Company or any of its affiliates are conducting any business or have during the previous twelve months conducted such business, induce any employee of the Company or any of its affiliates to terminate his or her employment with the Company or such affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with the Company, unless such employee has terminated employment with the Company and its affiliates before such solicitation. These nonsolicitation obligations shall apply during the period that the Executive is employed by the Company and during the one-year period commencing on the date of the Executive’s termination of employment for any reason. Notwithstanding the foregoing, the provisions of this paragraph 5.2 shall not restrict the ability of the Company to take actions with respect to the employment or the termination of employment of any of its employees, or for the Executive to participate in any such actions in his capacity as an officer of the Company.
     5.3 Enforcement and Remedies. The Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by the Executive, and the Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to the Company.
     5.4 Reformation. It is expressly understood and agreed that the Company and the Executive consider the restrictions contained in this Article to be reasonable and necessary to protect the proprietary information of the Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.
ARTICLE 6
EFFECT OF TERMINATION ON COMPENSATION
     6.1 Termination Benefits. If the Executive’s employment hereunder shall be terminated by reason of the Executive’s death or Disability, or by the Company without Cause: (i) any unvested portion of the Initial Grant shall vest upon the Executive’s termination of employment and shall be immediately paid to the Executive; (ii) the Executive shall receive any unpaid portion of the retention bonus provided pursuant to paragraph 3.2 hereof; and (iii) the Executive shall be entitled to the Special Pension Credit provided pursuant to paragraph 3.4 hereof. For avoidance of doubt, if the Executive terminates his employment voluntarily for any reason or if the Company terminates the Executive’s employment for Cause, the Executive shall not receive any unvested benefits provided pursuant to this paragraph 6.1.
ARTICLE 7
MISCELLANEOUS
     7.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by facsimile with printed confirmation, or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Anadarko Petroleum Corporation 1201 Lake Robbins Drive The Woodlands, Texas 77380

Attention: Vice President, General Counsel

If to the Executive to:	Charles A. Meloy
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or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
     7.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.
     7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     7.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
     7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
     7.6 Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.
     7.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
     7.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
     7.9 Affiliate. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.
     7.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.
     7.11 Term. This Agreement has a term co-extensive with the term of employment. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles 4, 5 and 6 shall survive any termination of the employment relationship and/or of this Agreement.
     7.12 Entire Agreement. Except as provided in the written benefit plans and programs and agreements referenced in Article 3 or any signed written agreement contemporaneously or hereafter executed by the Company and the Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of the Executive by the Company. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect including, but not limited to, the Continuity Agreement between KMG and the Executive, dated as of May 22, 2006 (“Continuity Agreement”). Further, in consideration of the undertakings by Company in this Agreement, the Executive hereby releases KMG (and KMG’s subsidiaries, affiliates, and benefits plans) of all obligations contained in the Continuity Agreement and all claims against KMG (and KMG’s subsidiaries, affiliates, and benefits plans) related to such Continuity Agreement or his employment with KMG prior to the Effective Date. The foregoing sentence, however, does not apply to Section 6 “Excess Parachute Payments” of the Continuity Agreement; Employee may seek enforcement of the obligations contained in Section 6 against KMG or the Company in the event KMG is dissolved.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date first above written, to be effective as of the Effective Date.

ANADARKO PETROLEUM CORPORATION
By:	/s/ Preston Johnson
	Name:	Preston Johnson
	Title:	Vice President, Human Resources

/s/ Charles A. Meloy
Charles A. Meloy